EXHIBIT 5






                                                                  August 6, 1996


Union Acceptance Corporation
250 North Shadeland Avenue
Indianapolis, IN 46219

Gentlemen:

         You have requested our opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") of Union Acceptance Corporation (the "Corporation"), relating to the offer and sale of up to 500,000 shares of the Class A Common Stock, without par value, of the Corporation ("Class A Common Stock") under the Union Acceptance Corporation 1994 Incentive Stock Plan (the "Plan"). In connection with your request, we have made such examination of the corporate records and proceedings and considered such questions of law and taken such further action as we deemed necessary or appropriate to enable us to render this opinion.

         Based upon such examination, we are of the opinion that, when the Class A Common Stock has been purchased and the purchase price therefor has been paid as contemplated by the Plan and as described in the Registration Statement, as the same may be amended, and when the Corporation has complied with the Securities Act of 1933, as amended, and with the securities laws of the State of Indiana and all other jurisdictions in which the Class A Common Stock is to be sold pursuant to the exercise of stock options granted under the Plan or otherwise, the Class A Common Stock will be legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, however, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                               Very truly yours,


                                               /s/ Barnes & Thornburg
                                               BARNES & THORNBURG




ERM/srs